Pricing Supplement No. 27 (to Product Supplement No. YGN-1,	Filed Pursuant to Rule 424(b)(5)
dated February 15, 2006, and the Prospectus dated May 28, 2003	Registration No. 333-104577
and the Prospectus Supplement dated May 28, 2003)	MERITS® #27

U.S.$4,000,000 CANADIAN IMPERIAL BANK OF COMMERCE CIBC EQUITY TARGET REDEMPTION PREMIUM YIELD GENERATOR NOTESSM DUE APRIL 1, 2013

Investment Highlights

➢     We will make annual Coupon Payments on the Notes equal to the Coupon Rate multiplied by the principal amount of the Notes.

➢     The Coupon Payment Dates are the 31st calendar day of each March (or if such day is not a business day, the next business day) during the term of the Notes.

➢     For the first Coupon Payment, on April 2, 2007, the Coupon Rate will be fixed and will equal 8.00%.

➢     For each subsequent Coupon Payment, the Coupon Rate will be variable and will equal the greater of: (i) 0.00% and (ii) the average of the Stock Performances of ten large-cap U.S. stocks (collectively, the “Stocks” and each a “Stock”), equally weighted, calculated as described in this Pricing Supplement No. 27. The Stock Performance for each Stock may be positive or negative and may not exceed 10.00%, which is the Maximum Variable Coupon Rate.

➢     The Maturity Date of the Notes will be on the earlier of (i) the Stated Maturity Date of April 1, 2013 and (ii) the Target Redemption Date.

➢     The earliest possible Maturity Date of the Notes is March 31, 2008, and the latest possible Maturity Date is April 1, 2013.

➢     The Target Redemption Date is the Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate.

➢     The Target Redemption Rate is 17.00%.

➢     The Notes are 100.00% principal protected. On the Maturity Date, we will pay you the full principal amount of your Notes (plus the final Coupon Payment, if any).

➢     Notes issued under the MERITS®  program are rated Aa3 by Moody’s Investors Service.

The Ten Large-Cap U.S. Stocks are:

			Initial				Initial
			Stock Price				Stock Price
	1. Altria Group, Inc.	MO	$72.03	6.	McDonald’s	MCD	$34.31
	2. Apple Computer, Inc.	AAPL	$58.72	7.	NIKE, Inc.	NKE	$85.20
	3. The Boeing Company	BA	$77.51	8.	Pfizer Inc.	PFE	$25.40
	4. The Coca-Cola Company	KO	$42.16	9.	Sprint Nextel Corporation	S	$25.61
	5. Exxon Mobil Corporation	XOM	$60.95	10.	United Parcel Service, Inc.	UPS	$78.87

Your investment in the Notes involves risks. Please read “Risk Factors” beginning on page 14 of this Pricing Supplement No. 27, on page PS-6 of Product Supplement No. YGN-1 and beginning on page S-2 of the accompanying prospectus supplement.

				Per Note	Total
		Price to public..............................		$1,000.00	$4,000,000.00
		Agents’ commission....................		(1)	$150,470.00
		Proceeds to us..............................		(1)	$3,849,530.00

(1)

The agents will receive a commission of $35.00 per Note sold through their efforts. We may, in our discretion, offer certain agents or subagents an additional commission of up to $5.00 per Note sold through their efforts.

We will deliver the Notes in book-entry form only through The Depository Trust Company on or about March 31, 2006 against payment in immediately available funds.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Pricing Supplement No. 27 and the accompanying Product Supplement No. YGN-1, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

CIBC World Markets Corp., our indirect wholly-owned subsidiary, and the other agents named in this Pricing Supplement, if any, have agreed to use their reasonable efforts to solicit offers to purchase the Notes as our agents. They may also purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

The agents may use this Pricing Supplement No. 27 and the accompanying Product Supplement No. YGN-1 and prospectus supplement in the initial sale of any Notes. In addition, CIBC World Markets Corp. or any other affiliate of ours may use this Pricing Supplement No. 27 and the accompanying Product Supplement No. YGN-1 and prospectus supplement in a secondary market transaction in any Note after its initial sale. Unless CIBC World Markets Corp. informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement No. 27 and the accompanying Product Supplement No. YGN-1 and prospectus supplement are being used in a secondary market transaction.

	The date of this Pricing Supplement No. 27 is March 28, 2006

Summary Terms

You should read these summary terms and the other information in this Pricing Supplement No. 27 together with the prospectus dated May 28, 2003, as supplemented by the prospectus supplement dated May 28, 2003 relating to our Equity Linked Notes of which the Notes are a part, and the more detailed information contained in the accompanying Product Supplement No. YGN-1. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. YGN-1, as an investment in the Notes involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Unless otherwise indicated, all references to currency in this Pricing Supplement No. 27 are to U.S. dollars. Stock prices are quoted in the currency or unit of the relevant exchange. Please note that references to “CIBC,” “we,” “our,” and “us” refer only to Canadian Imperial Bank of Commerce and not to its consolidated subsidiaries.

Issuer:	Canadian Imperial Bank of Commerce

Rating:	Moody’s Investors Service Aa3

Issue Size:	U.S.$4,000,000

Stocks:
		Ticker		Principal	Initial		Ticker		Principal	Initial
	Stock	Symbol	Weight	Exchange	Stock Price	Stock	Symbol	Weight	Exchange	Stock Price
	Altria Group, Inc.	MO	10%	NYSE	$72.03	McDonald’s Corporation	MCD	10%	NYSE	$34.31
	Apple Computer, Inc.	AAPL	10%	NASDAQ	$58.72	NIKE, Inc.	NKE	10%	NYSE	$85.20
	The Boeing Company	BA	10%	NYSE	$77.51	Pfizer Inc.	PFE	10%	NYSE	$25.40
	The Coca-Cola Company	KO	10%	NYSE	$42.16	Sprint Nextel Corporation	S	10%	NYSE	$25.61
	Exxon Mobil Corporation	XOM	10%	NYSE	$60.95	United Parcel Service, Inc.	UPS	10%	NYSE	$78.87

	NYSE - New York Stock Exchange, NASDAQ - NASDAQ Stock Market

Initial Stock Price:	The closing price of each Stock on its principal exchange on the Pricing Date. The Initial Stock Price for each Stock is set forth above.

Maturity Date:	The earlier of (i) the Stated Maturity Date of April 1, 2013 and (ii) the Target Redemption Date.

Target Redemption Date:	The Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates, up to and including such Coupon Payment Date, first equals or exceeds the Target Redemption Rate.

Target Redemption Rate:	17.00%

Notice of Redemption:

We will promptly announce any Target Redemption Date by issuing a press release. In addition, prompt notice thereof will be given to The Depository Trust Company with a request to promptly forward such notice to beneficial holders of the Notes.

Principal Protection:	100.00% at maturity

Issue Price:	100.00%

Denomination/Principal Amount:	$1,000

Coupon Payment Dates:

The 31st day of each March (or if such day is not a business day, the next business day) during the term of the Notes. The first Coupon Payment Date will be April 2, 2007 and the last Coupon Payment Date will be on the Maturity Date.

Coupon Payment:	Principal Amount x Coupon Rate, applicable to the Coupon Payment Date.

Coupon Rate:

The Coupon Rate on the first Coupon Payment Date is fixed and equal to 8.00%, regardless of the Stock Performances of the Stocks. The Coupon Rate on each subsequent Coupon Payment Date will be variable and will equal the greater of:

	(i) 0.00%; and (ii) the average, which may be positive or negative, of the Stock Performances of the Stocks, equally weighted.

Stock Performance:	For each of the Stocks, the Stock Performance on each Coupon Payment Date, other than the first Coupon Payment Date, will be:
	(i) the Maximum Variable Coupon Rate of 10.00% if the Cumulative Price Return is greater than the Price Return Trigger Rate of 0.00%; otherwise,
	(ii) the Cumulative Price Return.

Cumulative Price Return:	For each of the Stocks, the Cumulative Price Return on each Coupon Payment Date, other than the first Coupon Payment Date, shall be:
	[							]
			Valuation Stock Price — Initial Stock Price
			Initial Stock Price

Valuation Stock Price:	The closing price of each Stock on its principal exchange (as determined by the calculation agent) three (3) Trading Days prior to each Coupon Payment Date (except the first Coupon Payment Date).

Maximum Variable Coupon Rate:	10.00%

Price Return Trigger Rate:	0.00%

Listing:	We will apply to list the Notes on the American Stock Exchange under the symbol “MRS.Y.”

Security Codes:	CUSIP: 13605F BD 9

Trustee & Paying Agent:	Wilmington Trust Company

Settlement:	DTC, Book-entry, Transferable

Key Dates

Pricing Date:	Tuesday, March 28, 2006

Issue & Settlement:	Friday, March 31, 2006
2

How It Works

Annual Coupon Payments

The Notes make annual Coupon Payments on the thirty-first (31st) calendar day of each March (or if such day is not a business day, the next succeeding business day) during the term of the Notes. The Coupon Rate for the first Coupon Payment Date is fixed at 8.00%. The Coupon Rate for each subsequent Coupon Payment Date is variable and can be no higher than 10.00% and no lower than 0.00%. The determination of the variable Coupon Rates in subsequent years is based on the price performance of a basket of ten (10) large-cap U.S. Stocks. If the variable annual Coupon Rate is 0.00% for any scheduled Coupon Payment Date, then there will be no Coupon Payment on such scheduled Coupon Payment Date.

Fixed Coupon Rate of 8.00% for the First Coupon Payment Date

The Notes bear interest at a fixed Coupon Rate of 8.00% for the first Coupon Payment Date. The first annual Coupon Payment will be made on April 2, 2007.

Variable Coupon Rate During Subsequent Years

The variable Coupon Rates for subsequent Coupon Payment Dates, starting on March 31, 2008, are linked to the price performance of an equally weighted basket of the following ten (10) large-cap U.S. stocks:

The Stocks

			Initial					Initial
	Ticker	Principal	Stock			Ticker	Principal	Stock
Stock	Symbol	Exchange	Price	Stock		Symbol	Exchange	Price

1. Altria Group, Inc.	MO	NYSE	$72.03	6.	McDonald’s Corporation	MCD	NYSE	$34.31

2. Apple Computer, Inc.	AAPL	NASDAQ	$58.72	7.	NIKE, Inc.	NKE	NYSE	$85.20

3. The Boeing Company	BA	NYSE	$77.51	8.	Pfizer Inc.	PFE	NYSE	$25.40

4. The Coca-Cola Company	KO	NYSE	$42.16	9.	Sprint Nextel Corporation	S	NYSE	$25.61

5. Exxon Mobil Corporation	XOM	NYSE	$60.95	10.	United Parcel Service, Inc.	UPS	NYSE	$78.87

NYSE = New York Stock Exchange, NASDAQ = NASDAQ Stock Market

The variable Coupon Rates may be no higher than 10.00% regardless of how well the Stocks perform. Likewise, the variable Coupon Rates may be no lower than 0.00% regardless of how poorly the Stocks perform. The specific mechanics of the determination of the variable Coupon Rates based on the performance of the Stocks is discussed in the section “Calculating The Annual Variable Coupon Rate” on page 6.

The Maturity Date Of The Notes

The Maturity Date of the Notes is determined pursuant to the Equity Target Redemption Feature. The earliest possible Maturity Date is two (2) years from the Settlement Date on March 31, 2008. The latest possible Maturity Date is seven (7) years from the Settlement Date on the Stated Maturity Date of April 1, 2013. The determination of the Maturity Date of the Notes is discussed in more detail in the section “The Equity Target Redemption Feature” on page 4.

Payments On The Maturity Date

On the Maturity Date, we will pay the full principal amount of your Notes and the final Coupon Payment. The final Coupon Payment may be zero if the Maturity Date is the latest possible Maturity Date of April 1, 2013. There will be no additional Coupon Payments after the Maturity Date.

									3

How It Works

The Equity Target Redemption Feature

The Equity Target Redemption Feature determines the Maturity Date of the Notes.

Pursuant to the Equity Target Redemption Feature, the Maturity Date of the Notes is the earlier of (i) the Stated Maturity Date of April 1, 2013 and (ii) the Target Redemption Date, which is the Coupon Payment Date, if any, on which the sum of the Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate of 17.00%.

The full principal amount of the Notes and the final Coupon Payment (if any) will be paid on the Maturity Date. The final Coupon Payment will include the full amount of any excess of the sum of the annual Coupon Rates over the Target Redemption Rate. If the sum of the Coupon Rates has not equaled or exceeded the Target Redemption Rate of 17.00% by the Coupon Payment Date on April 2, 2012, then the Maturity Date of the Notes will be the Stated Maturity Date of April 1, 2013.

The Coupon Rate for the first Coupon Payment, payable on April 2, 2007, is a fixed rate of 8.00%. The sum of all Coupon Rates will equal or exceed the Target Redemption Rate when the sum of the variable Coupon Rates for the Coupon Payment Dates after the first Coupon Payment Date equals or exceeds 9.00% (the Target Redemption Rate of 17.00% less the fixed rate of 8.00% for the first Coupon Payment). Since the variable Coupon Rates can be as high as 10.00%, depending upon the performance of the Stocks, the first possible Maturity Date is on the second Coupon Payment Date of March 31, 2008. The Maturity Date of the Notes will be March 31, 2008 if the Coupon Rate for the second Coupon Payment equals or exceeds 9.00%.

Hypothetical Example

If the Coupon Rate for the second Coupon Payment does not equal or exceed 9.00%, then the third Coupon Payment Date of March 31, 2009, becomes the next possible Maturity Date. The Maturity Date of the Notes will be March 31, 2009 if the sum of the variable Coupon Rates for the second and third Coupon Payments equals or exceeds 9.00% (the fixed Coupon Rate of 8.00% for the first Coupon Payment together with the sum of the variable Coupon Rates for the second and third Coupon Payments of 9.00% or greater would equal or exceed the Target Redemption Rate of 17.00%).

Hypothetical Example

4

How It Works

The Equity Target Redemption Feature (cont’d)

If the sum of the Coupon Rates for the second and third Coupon Payments does not equal or exceed 9.00%, then the fourth Coupon Payment Date on March 31, 2010, becomes the next possible Maturity Date. The Maturity Date of the Notes will be March 31, 2010 if the sum of the variable Coupon Rates for the second, third and fourth Coupon Payments equals or exceeds 9.00% (the fixed Coupon Rate of 8.00% for the first Coupon Payment together with the sum of the variable Coupon Rates for the second, third and fourth Coupon Payments of 9.00% or greater would equal or exceed the Target Redemption Rate of 17.00%).

Hypothetical Example

If the sum of the Coupon Rates for the second, third and fourth Coupon Payments does not equal or exceed 9.00%, then the fifth Coupon Payment Date, or March 31, 2011, becomes the next possible Maturity Date. This process continues for each successive annual Coupon Payment Date until the sum of all Coupon Rates first equals or exceeds the Target Redemption Rate of 17.00% (or, the sum of the variable Coupon Rates first equals or exceeds 9.00%). If this process does not result in a Maturity Date by the sixth possible Coupon Payment Date of April 2, 2012, then the Maturity Date will be the Stated Maturity Date of April 1, 2013.

Hypothetical Example

5

How It Works

Calculating The Variable Annual Coupon Rate

The variable annual Coupon Rates are determined three (3) Trading Days prior to each Coupon Payment Date. These dates are called the Valuation Dates or the Coupon Determination Dates. The first Coupon Determination Date is March 26, 2008. The last Coupon Determination Date is three (3) Trading Days prior to the Maturity Date. The last possible Coupon Determination Date is March 26, 2013. The Coupon Determination Dates may be adjusted as set forth in the accompanying Product Supplement No. YGN-1.

The variable annual Coupon Rate for each Coupon Payment, determined on each Coupon Determination Date is equal to the greater of:

(i)    0.00%; and

(ii)   the average, which may be positive or negative, of the Stock Performances of each of the Stocks, equally weighted.

Calculating The Stock Performance For Each Stock

The Stock Performance for each Coupon Payment Date (other than the first Coupon Payment Date) for each Stock is:

(i)      10.00% if the closing price of the Stock on the Coupon Determination Date is greater than the closing price of the Stock on March 28, 2006, which we call the Initial Stock Price; or

(ii)     0.00% if the closing price of the Stock on the Coupon Determination Date  is equal to the Initial Stock Price on March 28, 2006; or

(iii)    the Cumulative Price Return of the Stock on the Coupon Determination Date,

Valuation Stock Price - Initial Stock Price
Initial Stock Price

if the closing price of the Stock on the Coupon Determination Date is less than the Initial Stock Price on March 28, 2006.

Discussion Concerning The Variable Annual Coupon Rates and The Stocks

The Stock Performance of each Stock for purposes of calculating the variable annual Coupon Rate on any Coupon Determination Date is 10.00% as long as the Stock’s closing Valuation Stock Price) is greater than its closing price on March 28, 2006 (the Initial Stock Price). The Stock Performance is 10.00% regardless of the magnitude of the price increase. Stocks with small or even fractional price increases will have the same 10.00% Stock Performance as Stocks with large price increases.

The variable annual Coupon Rate is the greater of (i) 0.00% and (ii) the average, which may be positive or negative, of the Stock Performances for each of the Stocks, equally weighted. The Stock Performance for each Stock can never be higher than 10.00%. The highest that the annual Coupon Rate can be is therefore 10.00% which is the Maximum Variable Coupon Rate. The Coupon Rate will be 10.00% if the closing prices of all of the Stocks on a Coupon Determination Date are greater than their Initial Stock Prices (since the Stock Performance for each Stock would be 10.00%, the average Stock Performance would be 10.00% as well). The Coupon Rate will be less than 10.00% if the closing prices of one or more of the Stocks do not increase.

The calculation of the Stock Performance for each Stock is designed to result in above-market annual Coupon Rates relative to fixed-income alternatives of comparable credit quality and maturity even with only modest price performance from the Stocks.

The Coupon Determination Date for the first variable annual Coupon Payment is on March 26, 2008 (the first annual Coupon Payment due on April 2, 2007 is fixed at an 8.00% Coupon Rate).

The Stocks have two years to produce the small or even fractional price gains required to generate a Coupon Rate of up to 10.00% payable on March 31, 2008. Similarly, the Stocks have even longer multi-year periods to produce a small or even fractional price gain for subsequent annual Coupon Payments (assuming that the Notes have not already matured pursuant to the Equity Target Redemption Feature).

Price declines reduce the variable annual Coupon Rate. The Stock Performance of a stock whose price has declined is the negative percentage decline in that Stock’s price (its Cumulative Price Return).

A large price decline in just one or two Stocks could cause the variable annual Coupon Rate to be small or even 0.00%. The variable annual Coupon Rate can never be lower than 0.00%.

6

How It Works

Hypothetical Example One – Annual Coupon Rate Calculation

Hypothetical Example One below graphically illustrates the calculation of a hypothetical variable annual Coupon Rate. The closing prices of eight of the ten Stocks in this hypothetical example were higher on the Coupon Determination Date than their Initial Stock Prices and the closing prices of two of the Stocks were lower. The Stocks that rose contribute to the Coupon Rate by the amount of their Stock Performances, or 10.00%. The Stocks whose closing prices were lower reduce the annual Coupon Rate by the amount of their Stock Performances of -2.00% and -5.00%, respectively.

The calculation of the average Stock Performance is shown in the right-most column of the chart. Since the average Stock Performance of 7.30% is greater than 0.00%, the hypothetical variable annual Coupon Rate is 7.30%.

This hypothetical example shows how small or even fractional price increases in the Stocks can result in above-market annual Coupon Rates relative to fixed income alternatives of comparable credit quality and maturity.

Hypothetical Example

7

How It Works

Hypothetical Example Two – Annual Coupon Rate Calculation

Hypothetical Example Two below illustrates the calculation of another hypothetical variable annual Coupon Rate. The closing prices of seven of the ten Stocks in this hypothetical example were higher on the Coupon Determination Date than their Initial Stock Prices, the closing prices of two of the Stocks were significantly lower and the closing price of one Stock did not change. The Stocks whose closing stock prices were higher contribute to the Coupon Rate by the amount of their Stock Performances, or 10.00%. The Stock whose closing price was unchanged contributes nothing to the annual Coupon Rate. The Stocks whose closing prices were lower reduce the annual Coupon Rate by the amount of their Stock Performances of -25.00% and -50.00%, respectively.

The calculation of the average Stock Performance is shown in the right-most column of the chart. Since the average Stock Performance of –5.00% is less than 0.00%, the hypothetical variable annual Coupon Rate is 0.00% (the variable annual Coupon Rate can be no lower than 0.00%).

This hypothetical example shows the negative impact that significant price declines in just one or two Stocks can have on the variable annual Coupon Rate.

Hypothetical Example

8

How It Works

U.S. Federal Income Tax Considerations

The initial issue price of the Notes will be $1,000. For purposes of determining the comparable yield of the Notes, we intend to treat the Notes as having a maturity of seven years, although it is possible that the IRS could argue that the Notes, for U.S. federal income tax purposes, have a shorter maturity due to the possibility that we will be required to redeem the Notes earlier (i.e., on the Target Redemption Date). You must report consistently with our treatment of the Notes unless you timely disclose and justify a different position to the IRS. Based on this, we have determined that the comparable yield for the Notes is 5.01%, compounded semi-annually. If the Maturity Date (for U.S. federal income tax purposes) or the comparable yield were successfully challenged by the IRS, the redetermined term or yield could be materially different from the term or comparable yield (for U.S. Federal income tax purposes) provided by us, and the projected payment schedule, set out below, could also differ materially from the schedule provided by us. Based on the comparable yield, if you are an initial holder that holds a Note to maturity, and you pay your taxes on a calendar year basis, you would generally have to include as interest income each year the amounts set forth under “OID Accrual” in the chart below (subject to adjustment as described in the discussion under “Supplemental U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. YGN-1). The “Interest Income” columns for each possible Maturity Date in the chart below show the general results of such adjustments to interest income each year.

			Projected	Interest Income	Interest Income	Interest Income	Interest Income	Interest Income	Interest Income
Tax	OID	Actual	Payment	If Maturity Is	If Maturity Is	If Maturity Is	If Maturity Is	If Maturity Is	If Maturity Is
Year	Accrual	Coupon	Schedule	March 17, 2008	March 16, 2009	March 15, 2010	March 15, 2011	March 15, 2012	March 15, 2013

2006	$39.53	$0.00	$0.00	$39.53	$39.53	$39.53	$39.53	$39.53	$39.53

2007	$48.92	$80.00	$80.00	$48.92	$48.92	$48.92	$48.92	$48.92	$48.92

		2008 Variable Coupon Payment
				2008 Variable Coupon Payment less $8.45	2008 Variable Coupon Payment plus $4.57	2008 Variable Coupon Payment plus $4.57	2008 Variable Coupon Payment plus $4.57	2008 Variable Coupon Payment plus $4.57	2008 Variable Coupon Payment plus $4.57
2008	$48.78		$44.21

		2009 Variable Coupon Payment
					2009 Variable Coupon Payment less $13.02	2009 Variable Coupon Payment plus $4.79	2009 Variable Coupon Payment plus $4.79	2009 Variable Coupon Payment plus $4.79	2009 Variable Coupon Payment plus $4.79
2009	$49.00		$44.21	-

		2010 Variable Coupon Payment
						2010 Variable Coupon Payment less $17.81	2010 Variable Coupon Payment plus $5.03	2010 Variable Coupon Payment plus $5.03	2010 Variable Coupon Payment plus $5.03
2010	$49.24		$44.21	-	-

		2011 Variable Coupon Payment
							2011 Variable Coupon Payment less $22.84	2011 Variable Coupon Payment plus $5.29	2011 Variable Coupon Payment plus $5.29
2011	$49.50		$44.21	-	-	-

		2012 Variable Coupon Payment
								2012 Variable Coupon Payment less $28.13	2012 Variable Coupon Payment plus $5.55
2012	$49.76		$44.21	-	-	-	-

		2013 Variable Coupon Payment
									2013 Variable Coupon Payment less $33.68
2013	$10.51		$1,044.21	-	-	-	-	-

Notice Pursuant to I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing of the Notes by CIBC. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

9

Additional Considerations

Range of Potential Investment Returns of the Note

The Notes make annual Coupon Payments on the thirty-first (31st) calendar day of each March (or if such day is not a business day, the next succeeding business day) during the term of the Notes. The Coupon Rate for the first annual Coupon Payment is fixed at 8.00%. The Coupon Rate for subsequent annual Coupon Payments is variable and linked to the Stock Performances of the Stocks. The variable Coupon Rate can be no higher than the Maximum Variable Coupon Rate of 10.00% and no lower than 0.00%. If the variable annual Coupon Rate is 0.00% for any scheduled Coupon Payment, there will be no Coupon Payment on such scheduled Coupon Payment Date.

The Maturity Date of the Notes is determined pursuant to the Equity Target Redemption Feature. The first and earliest possible Maturity Date is two (2) years from the Settlement Date on March 31, 2008. The last and latest possible Maturity Date is seven (7) years after the Settlement Date on April 1, 2013. Pursuant to this feature, the Maturity Date of the Notes is the earlier of (i) the Stated Maturity Date of April 1, 2013 and (ii) the Target Redemption Date, which is the Coupon Payment Date, if any, on which the sum of the annual Coupon Rates from all Coupon Payment Dates up to and including such Coupon Payment Date first equals or exceeds the Target Redemption Rate of 17.00%.

The first possible Maturity Date of the Notes is March 31, 2008. This will occur if the Coupon Rate for the first variable Coupon Payment due on March 31, 2008 is 9.00% or higher. The highest that the Coupon Rate can be is 10.00%. If the Notes do indeed mature on March 31, 2008, then the worst that the Notes can do is to make an 8.00% Coupon Payment on April 2, 2007 and a 9.00% Coupon Payment plus the full principal amount of the Notes on March 31, 2008. The best the Notes can do is to make an 8.00% Coupon Payment on April 2, 2007 and a 10.00% Coupon Payment plus the full principal amount of the Note on March 31, 2008. This defines a range of potential investment returns of 8.48% to 8.96% per annum if the Notes mature on March 31, 2008.

A similar range of potential investment returns can be constructed for the next possible Maturity Date of March 31, 2009. If the Notes do indeed mature on March 31, 2009, then the worst the Notes can do is to make an 8.00% Coupon Payment on April 2, 2007, no Coupon Payment on March 31, 2008 and a 9.00% Coupon Payment plus the full principal amount of the Note on March 31, 2009. The best that the Notes can do is to make an 8.00% Coupon Payment on April 2, 2007, a Coupon Payment of 8.99% on March 31, 2008 and a 10.00% Coupon Payment plus the full principal amount of the Note on March 31, 2009 (the Notes would mature on April 2, 2008 if the Coupon Rate on that date was 9.00% or higher). This defines a range of potential investment returns of 5.65% to 8.94% per annum if the Notes mature on March 31, 2009.

Range of Potential Investment Returns

	Worst Possible	Best Possible
	Return	Return
	(Annualized)	(Annualized)

If the Maturity Date is March 31, 2008	8.48%	8.96%

If the Maturity Date is March 31, 2009	5.65%	8.94%

If the Maturity Date is March 31, 2010	4.24%	6.77%

If the Maturity Date is March 31, 2011	3.39%	5.46%

If the Maturity Date is April 2, 2012	2.82%	4.57%

If the Maturity Date is April 1, 2013	1.18%	3.93%

The range of investment returns per annum for each possible Maturity Date is shown in the chart above. The best return possible on the Notes is an annualized investment return of 8.96% if the Notes mature on the first and earliest possible Maturity Date of March 31, 2008 (and the variable annual Coupon Rate on March 31, 2008 is 10.00%). The worst return possible on the Notes is an annualized investment return of 1.18% if the Notes do not mature until the last and latest possible Maturity Date of April 1, 2013 (and the Notes make no annual Coupon Payments except for the first 8.00% fixed Coupon Payment).

10

Additional Considerations

Range of Potential Investment Returns of the Note

The best and worst investment returns are plotted on the vertical axis on the graph below against the possible Maturity Dates on the horizontal axis. The best possible investment returns form an upper band to a channel of possible investment returns with the worst possible investment returns forming a lower band. The actual investment return on the Notes will fall somewhere in this channel of possible investment returns, depending upon the Stock Performances of the Stocks.

A proxy for the fixed-income yield curve, representing an estimate by CIBC of the yields at which it could hypothetically currently issue fixed-rate bonds with maturities of two to seven years, is plotted on top of the channel of possible investment returns. The graph shows that Maturity Dates of March 31, 2010 or shorter are associated with possible investment returns from the Notes that generally outperform the current fixed income yield curve while Maturity Dates of March 31, 2011 or later are associated with possible investment returns from the Notes that generally under-perform the current fixed income yield curve.

Range of Potential Investment Returns

11

Additional Considerations

Historical Trading Price Information and Information About Stock Issuers

The stock issuers are not involved in the offering of Notes and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. The historical trading price information through March 28, 2006, set forth herein was obtained from Bloomberg Financial Markets L.P., without independent verification, and the information about the stock issuers set forth herein was obtained from publicly available documents.

Altria Group, Inc. (“MO”) is the parent company of Kraft Foods, Philip Morris International, Philip Morris USA, and Philip Morris Capital Corporation. MO is also a shareholder in the brewer, SABMiller plc. MO’s brands include Marlboro cigarettes, Oreo cookies, Kraft cheeses, Maxwell House coffee, Nabisco crackers, and Philadelphia cream cheese. MO’s common stock is traded on the New York Stock Exchange under the symbol “MO.” Information filed by MO with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-08940.

Apple Computer, Inc. (“AAPL”) designs, manufactures, and markets personal computers and related personal computing and communicating solutions. AAPL’s products are sold primarily to education, creative, consumer, and business customers. AAPL provides its proprietary desktop and notebook computers, operating systems, applications, music players and online music store. AAPL’s common stock is traded on the NASDAQ Stock Market under the symbol “AAPL.” Information filed by AAPL with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030.

The Boeing Company (“BA”), together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry worldwide. BA also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems. BA’s common stock is traded on the New York Stock Exchange under the symbol “BA.” Information filed by BA with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442.

The Coca-Cola Company (“KO”) manufactures, markets, and distributes soft drink concentrates and syrups. KO also distributes and markets juice and juice-drink products. KO distributes its products under brand names such as Coca-Cola, Minute Maid, and Sprite to retailers and wholesalers in the United States and internationally. KO’s common stock is traded on the New York Stock Exchange under the symbol “KO.” Information filed by KO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02217.

Exxon Mobil Corporation (“XOM”) operates petroleum and petrochemicals businesses on a worldwide basis.  XOM’s operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. XOM also manufactures and markets fuels, lubricants, and chemicals. XOM's common stock is traded on the New York Stock Exchange under the symbol "XOM." Information filed by XOM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256.

McDonald’s Corporation (“MCD”) operates and franchises fast-food restaurants worldwide. MCD operates hamburger, chicken, Mexican, and pizza restaurants globally. MCD’s common stock is traded on the New York Stock Exchange under the symbol “MCD.” Information filed by MCD with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05231.

12

Additional Considerations

Historical Trading Price Information and Information About Stock Issuers (cont’d)

NIKE, Inc. (“NKE”) creates authentic athletic footwear, apparel, equipment, and accessories for sports and fitness enthusiasts. NKE, through its subsidiaries, designs and sells a line of men’s and women’s dress and casual shoes and accessories. NKE also markets licensed headwear, and designs, markets, and sells hockey equipment. NKE's common stock is traded on the New York Stock Exchange under the symbol “NKE.” Information filed by NKE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10635.

Pfizer Inc. (“PFE”) is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. PFE’s pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines. PFE’s common stock is traded on the New York Stock Exchange under the symbol “PFE.” Information filed by PFE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619.

Sprint Nextel Corporation (“S”) offers a range of wireless and wireline communications services to consumer, business, and government customers. S develops, engineers, and deploys various technologies, including two wireless networks offering mobile data services, instant national and international push-to-talk capabilities, and a global Tier 1 Internet backbone. S’s common stock is traded on the New York Stock Exchange under the symbol “S.” Information filed by S with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04721.

United Parcel Service, Inc. (“UPS”) delivers packages and documents throughout the United States and in other countries and territories. UPS also provides logistics services, including comprehensive management of supply chains, for major companies worldwide. In addition, UPS delivers goods purchased over the Internet, and owns Mail Boxes Etc. Inc. UPS’s common stock is traded on the New York Stock Exchange under the symbol “UPS.” Information filed by UPS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15451.

Additional Documents Specific to the Notes

You should read these summary terms and the other information in this Pricing Supplement No. 27 together with the prospectus dated May 28, 2003, as supplemented by the prospectus supplement dated May 28, 2003 relating to our Equity Linked Notes of which the Notes are a part, and the more detailed information contained in the accompanying Product Supplement No. YGN-1. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. YGN-1, as an investment in the Notes involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may view these documents by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing the filings of Canadian Imperial Bank of Commerce for the relevant date on the SEC website):

Product Supplement No. YGN-1 dated February 15, 2006: http://www.sec.gov/Archives/edgar/data/1045520/000110465906009780/a06-5171_2424b3.htm

Prospectus dated May 28, 2003, as supplemented by the Prospectus Supplement dated May 28, 2003: http://www.sec.gov/Archives/edgar/data/1045520/000104746903020679/a2112534z424b2.htm

13

Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying Product Supplement No. YGN-1.

You may not receive Coupon Payments on your Notes after the first Coupon Payment Date.

For Coupon Payment Dates after the first Coupon Payment Date, the average of the Stock Performances of the ten individual Stocks must be positive when the Coupon Rate is determined for there to be a Coupon Payment.

Owning the Notes is different from owning the Stocks individually or conventional debt securities.

The return on your Notes will not reflect the return you would realize if you actually owned the Stocks or conventional debt securities and held such investment for a similar period because:

➢     Principal Protected. At a minimum, you will receive the full principal amount of your Notes if the Notes are held to maturity.

➢     Capped Coupon Rate. The maximum Coupon Rate for any Coupon Payment Date after the first Coupon Payment Date is 10.00%.

➢     Weighted Return. Because after the first Coupon Payment Date the Coupon Payments will equal the average Stock Performances of the ten Stocks and no individual Stock can have a Stock Performance that exceeds 10.00%, negative Stock Performances of one or more Stock(s) would offset gains made by other Stocks.

➢     Correlation of Performance. Performance among the Stocks may become highly correlated over time, which may minimize the beneficial timing or hedging effect derived from inversely related investments.

➢     No Dividend. The method of calculating performance of the Stocks does not take into account dividends paid on those Stocks. Therefore, if a dividend is paid, the performance rate on a Stock will be lower than the actual return a holder of that Stock would realize.

The market value of your Notes before maturity will depend on a number of factors, and may be substantially less than you had originally invested.

We believe that the value of the Notes will be affected by the supply of and demand for the Notes, the value of the Stocks on each Valuation Date, market interest rates and a number of other factors. The following bullet points describe key factors we expect to impact the market value of the Notes with a change in a specific factor, assuming all other conditions remain constant.

➢     Value of the Stocks. We expect that the market value of the Notes will likely depend substantially on the relationship between the Initial Stock Prices and the value of the Stocks on each of the Valuation Dates.

➢     Volatility of the Stocks. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Stocks increases or decreases, the trading value of the Notes may be adversely affected.

➢     Dividends on Stocks. If an issuer of a Stock pays a dividend to its stockholders, the market price of that Stock may be adversely affected. Dividend payments are not considered for purposes of determining the Stock Performances of the individual Stocks.

➢     Interest Rates. We expect that the market value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase.

➢     Our Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may significantly affect the value of the Notes.

➢     Events Involving the Stock Issuers. General economic conditions and earnings results of the stock issuers, and real or anticipated changes in those conditions or results, may affect the market value of the Notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the value of the Stocks.

We are not affiliated with the stock issuers and have not investigated them.

We are not affiliated with any of the stock issuers and have not performed any due diligence investigation or review of any of them. We assume no responsibility for the adequacy of any information concerning these companies contained herein or publicly available. You should undertake an independent investigation of the stock issuers as you deem necessary to allow you to make an informed decision with respect to an investment in the Notes.

We or our subsidiaries may from time to time engage in business with one or more of the issuers of the Stocks, including extending loans to, or making equity investments in, these companies or their affiliates or subsidiaries or providing advisory services to one or more of these companies, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of these companies.

Trading and other transactions by us and our affiliates in the Stocks may impair the value of your Notes.

We, through one or more of our other affiliates, may hedge our obligations under the Notes by purchasing the Stocks. We expect to adjust the hedge by, among other things, purchasing or selling one or more of the Stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the Stocks, at any time and from time to time. In the future, we also may close out the hedge by selling the Stocks, and selling any other security we may purchase as described above, on or before a Valuation Date. Any of these hedging activities may adversely affect the Stock Performances of the individual Stocks—directly or indirectly by affecting the market prices of the

14

Risk Factors

Stocks—and, therefore, the value of your Notes.

In addition, our affiliates may engage in trading in one or more of the Stocks, or in instruments whose returns are linked to one or more of those Stocks, for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these hedging activities may adversely affect the performance of the Stocks—directly or indirectly by affecting the market prices of the Stocks—and, therefore, the value of your Notes. We may also issue, and our affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to the value of one or more of the Stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your Note.

The performances of the Stocks may not be fully protected from dilutive or reorganization events involving the issuers of those Stocks.

As calculation agent for your Notes, we will adjust the Initial Stock Price of each Stock for stock splits, reverse stock splits, stock dividends and extraordinary dividends and adjust the way in which we calculate the Valuation Stock Price of the Stock on a Valuation Date for other events that affect the issuer’s capital structure, but only in the situations describe in the accompanying Product Supplement No. YGN-1. The calculation agent is not required to make an adjustment for every corporate event that may affect the Stocks. For example, the calculation agent will not make adjustments for events such as an offering of a Stock for cash by the issuer, a tender or exchange offer for a Stock at a premium to its then-current market price by the issuer or a tender or exchange offer for less than all of an outstanding Stock by a third party. Those events or other actions by an issuer or a third party may adversely affect the market price of a Stock and, therefore, adversely affect the value of your Note.

You will be required to pay taxes on your Notes each year.

For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes, regardless of whether a Coupon Payment is made on the Notes, including some interest income in 2006 representing interest accruals in advance of the first Coupon Payment in 2007. Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale (which includes a redemption of the Notes on the Target Redemption Date), upon maturity, or other disposition of the Notes. See “U.S. Federal Income Tax Considerations” in this Terms and Highlights Summary as well as the discussion under “Supplemental U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. YGN-1.

Notice Pursuant To I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Historical performance of the Stocks should not be taken as an indication of the future performance of the Stocks during the term of the Notes.

After the first Coupon Payment Date, the trading prices of the Stocks on each Valuation Date will determine the Coupon Rates. As a result, it is impossible to predict whether there will be Coupon Payments or the amount of any such Coupon Payment.

There may not be an active trading market in the Notes. Sales in the secondary market may result in significant losses.

Although we will apply to have the Notes listed on the American Stock Exchange, there is no guarantee that we will be able to list the Notes. If the Notes are successfully listed, the secondary markets may not provide enough liquidity to allow you to trade or sell the Notes easily.

There are potential conflicts of interest because we will also act as the calculation agent.

We will initially serve as the calculation agent. We will, among other things, decide the Coupon Rate, make anti-dilution adjustments and make other relevant determinations regarding the Notes. Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any of our determinations in our role as calculation agent.

We can postpone a Valuation Date for one or more of the Stocks, and therefore postpone a Coupon Payment Date or the Maturity Date, if a market disruption event with respect to one or more of the Stocks occurs on a Valuation Date for such Stock.

In our role as calculation agent, we may postpone a Coupon Payment Date if we determine that on the Valuation Date for a Stock a market disruption event has occurred or is continuing for that Stock. If the determination of the Valuation Stock Price of a Stock is postponed to the last possible day (as set forth in the accompanying Product Supplement No. YGN-1) as a result of a market disruption event, but a market disruption event with respect to such Stock occurs or is continuing on that day, that day will nevertheless be the date on which the Valuation Stock Price of such Stock will be determined. In such an event, in our role as calculation agent, we will determine the Valuation Stock Price of the affected Stock(s) using the trading or quoted price for such Stock(s) on that date. This determination may involve estimating the Valuation Stock Price of the affected Stock(s).

If the final Valuation Date for one or more Stocks is postponed due to a market disruption event, the Maturity Date will be postponed to three business days after the last rescheduled Valuation Date.

15

U.S.$4,000,000

Canadian Imperial Bank of Commerce

CIBC Equity Target Redemption
Premium Yield Generator NotesSM
Due April 1, 2013

Pricing Supplement
March 28, 2006